Exhibit 5.1

September 16, 2010

Deyu Agriculture Corp.
Room 808, Tower A
Century Center, 8 North Star Road
Beijing, People’s Republic of China

Gentlemen:

You have requested our opinion, as counsel for Deyu Agriculture Corp., a Nevada corporation (the "Company"), in connection with the registration statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to 3,610,136 shares of common stock, par value $0.001 per share, including (i) 2,455,863 shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock, (ii) 982,362 shares of common stock issuable upon exercise of investor warrants, and (iii) 171,911 shares of our common stock issuable upon exercise of the placement agent warrants.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the common stock to be sold by the selling shareholders issuable upon conversion of the Series A Convertible Preferred Stock and the common stock issuable upon the exercise of warrants will be, duly authorized and legally issued, fully paid and non-assessable upon issuance.

No opinion is expressed herein as to any laws other than the laws of the State of Nevada. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Interests of Named Expert and Counsel” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP

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